CERTIFICATE OF DESIGNATION
OF SERIES F CONVERTIBLE
PREFERRED STOCK, $0.00001 PAR VALUE PER SHARE

Frozen Food Gift Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on September 8, 2014 in accordance with the provisions of its Certificate of Incorporation (as amended and restated through the date hereof, the “Certificate of Incorporation”) and Bylaws.  The authorized series of the Corporation’s previously authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended or amended and restated through the date hereof, the Board hereby authorizes a series of the Corporation’s previously authorized preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. NAME OF THE CORPORATION

APT MotoVox Group, Inc.

II. DESIGNATION AND AMOUNT

A. Designation.   The designation of said series of preferred stock shall be Series F Convertible Preferred Stock, $0.00001 par value per share (the “ Series F Preferred Stock ”).

B. Number of Shares.  The number of shares of Series F Preferred Stock authorized shall be twenty thousand (20,000) shares.

III. LIQUIDATION RIGHTS.

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series F Preferred Stock are entitled to receive $0.005 for each share of Series F Preferred Stock held.  As used herein, “ Liquidation Event ” means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series F Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series F Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the “Permitted Merger”), unless the holders of the shares of Series F Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the holders of Series F Preferred Stock elect otherwise.

IV. CONVERSION.

(a) Each outstanding share of Series F Preferred Stock shall be convertible into five hundred (500) shares of Common Stock for no additional consideration (“Conversion Price”) at the option of the holder in whole or in part, beginning five hundred forty (540) days after the Issuance Date. The holder shall effect conversions by sending the form of conversion notice attached hereto as Appendix I (the “Notice of Conversion”) in the manner set forth in Section IV(g). The date on which such conversion is to be effected (the “Conversion Date”) shall be on the date the Notice of Conversion is delivered pursuant to Section IV (g) hereof.  Except as provided herein, each Notice of Conversion, once given, shall be irrevocable.  Upon the entire conversion of the Series F Preferred Stock, the certificates for such Series F Preferred Stock shall be returned to the Corporation for cancellation.

(b) Not later than three (3) Business Days after the Conversion Date, the Corporation will deliver to the holder (i) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the Series F Preferred Stock and (ii) once received from the Corporation, the Series F Preferred Stock in principal amount equal to the principal amount of the Series F Preferred Stock not converted; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Series F Preferred Stock until the Series F Preferred Stock are either delivered for conversion to the Corporation or any transfer agent for the Series F Preferred Stock or Common Stock, or the holder notifies the Corporation that such Series F Preferred Stock certificates have been lost, stolen or destroyed and provides an agreement reasonably acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

 (c) In case of any reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series F Preferred Stock then outstanding shall have the right thereafter to convert such Series F Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange (except in the event the property is cash, then the Holder shall have the right to convert the Series F Preferred Stock and receive cash in the same manner as other stockholders), and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series F Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled.  The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this Section IV(c)(v) upon any conversion following such consolidation, merger, sale, transfer or share exchange.  This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(d) The Corporation covenants that it will at all times instruct its Transfer Agent to reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series F Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series F Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of this Section IV hereof) upon the conversion of all outstanding shares of Series F Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(e) No fractional shares of Common Stock shall be issuable upon a conversion hereunder and the number of shares to be issued shall be rounded up to the nearest whole share.  If a fractional share interest arises upon any conversion hereunder, the Corporation shall eliminate such fractional share interest by issuing the holder an additional full share of Common Stock.

(f) The issuance of certificates for shares of Common Stock on conversion of Series F Preferred Stock shall be made without charge to the holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(g) Each Notice of Conversion shall be given by facsimile or email to the Corporation no later than 4:00 pm PST.  Any such notice shall be deemed given and effective upon the transmission of such facsimile at the facsimile telephone number or email mailbox of the Corporation. In the event that the Corporation receives the Notice of Conversion after 4:00 p.m. PST, the Conversion Date shall be deemed to be the next Business Day.

V. RANK

All shares of the Series F Preferred Stock shall rank (i) senior to the Corporation’s Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii)  pari passu  with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series F Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series F Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI. VOTING RIGHTS

Series F Preferred Stock does not have voting rights with respect to conversion of the Corporation’s Common Stock.

VII. PROTECTION PROVISIONS

So long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series F Preferred Stock, alter or change the rights, preferences or privileges of the Series F Preferred so as to affect adversely the holders of Series F Preferred Stock.

XIII. MISCELLANEOUS

A. Status of Redeemed Stock: In case any shares of Series F Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series F Preferred Stock.

B. Lost or Stolen Certificates: Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the holder of Series F Preferred Stock contemporaneously requests the Corporation to convert such holder’s Series F Preferred.

C.Waiver: Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series F Preferred granted hereunder may be waived as to all shares of Series F Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series F Preferred Stock.

D. Notices: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

APT MotoVox Group, Inc.
8844 Hillcrest Road
Kansas City, MO 64138
Attention: William Maher, Senior Vice President

Telephone: 816-767-8783

If to the holders of Series F Preferred, to the address listed in the Corporation’s books and records.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 8th day of September, 2014.

APT MOTOVOX GROUP, INC.

By:	/s/ Troy A. Covey
Name: Troy A. Covey
Title: President, Director and Principal Executive Officer

By:	/s/ N. Douglas Pritt
Name: N. Douglas Pritt
Title: Director

APPENDIX I

NOTICE OF CONVERSION
AT THE ELECTION OF THE HOLDER

(To be Executed by the Registered Holder in order to Convert the Series F Preferred Stock of Frozen Food Gift Group, Inc.)

The undersigned hereby irrevocably elects to convert the Series F Preferred Stock into shares of Common Stock, par value $0.00001 per share (the “Common Stock”), of Frozen Food Gift Group, Inc. (the “Corporation”) according to the provisions of the Certificate of Designation hereof, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith.

Conversion calculations:
Date to Effect Conversion

Number of Shares to be Converted

Applicable Conversion Price

Number of Shares to be Issued Upon Conversion

Signature

Name

Address